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EXHIBIT 9.
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                             BUSINESS EXECUTIVE LINE
                             Loan Agreement and Note

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Borrower(s) Name:  Avi Ruimi                       Loan Number
                   5417 Donna Avenue               -----------------------------
                   Tarzana, CA  91356              Credit Limit:  $2,000,000.00
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SECTION 1. THE LINE OF CREDIT. Subject to the terms and conditions of this Loan
Agreement and Note ("Agreement") _____________________________ ("Bank") hereby provides to Avi Ruimi ("Borrower"), a business line of credit ("Line of Credit") in the amount of Two Million Dollars and no/100 ($2,000,000.00) ("Credit Limit").

SECTION 2. PROMISE TO PAY. For value received, on Demand the undersigned Borrower(s) jointly and severally promise to pay to Bank at its _____________ _________________ office in the City of ______________________, or to order, the total unpaid principal amount hereunder advanced by Bank from time to time to or for the benefit of Borrower in accordance with the terms hereof, together with interest thereon from the date of the advances until paid, and fees and charges that may be assessed by the Bank from time to time. Principal interest and fees and charges are payable in lawful money of the United States.

SECTION 3. COLLATERAL. The obligations of the undersigned under this note are subject to the terms of N/A . If this is a deed of trust, it contains the following provisions:

        "That upon default by Trustor or Obligor in the performance of the payment or other obligation secured hereby or in the performance of any agreement hereunder or if the trustor shall sell, convey or alienate said property or any part thereof, or any interest therein, or shall be divested of his title, or any interest therein, in any manner or way, whether voluntary or involuntary, any indebtedness or obligation secured hereby, irrespective of the maturity dates expressed in any note evidencing the same, at the option of the holder hereof, and without demand or notice, shall immediately become due and payable. If there is procured from Beneficiary an agreement or waiver resulting in the non-exercise by Beneficiary of such option in any certain instance or on any particular occasion, then in that event any privilege or option now in effect to pay said indebtedness or any part thereof prior to the date the same would be delinquent if not paid, is thereupon and thereby waived and terminated."

SECTION 4. GUARANTOR. N/A continuing guarantee(s) of __________________________ ___________________________________ shall secure the full and timely payment of principal, interest, and all other amounts due under the Line of Credit and any renewal thereof.

SECTION 5. ADVANCES. You may borrow money up in your authorized Credit Limit under the term of this agreement by writing checks which the Bank will provide to you for your Account, or by borrowing in other ways the Bank establishes. The Bank will pay any properly completed and signed check presented to it for payment except if this agreement provides differently. You agree to repay the Bank for all credit extended under this agreement, as well as the finance charges and all other charges described below. You agree not to write any checks against your Account for less than $1,000. The Bank may, but is not obligated to pay checks written for less than this amount. You are entitled to borrow from your Account only up to the amount of your Credit Limit. The Bank may, but is not obligated to, advance any funds if your Account balance would be over your Credit Limit after that borrowing. Your Credit Limit is shown above.

SECTION 6. INTEREST. You will pay interest if, at the end of any day during the billing cycle, there is an outstanding principal balance on your Account. This interest will begin to accrue on the date a check is presented to the Bank for payment or an advance is posted to your Account.

        The Bank figures the finance charge for each billing cycle by applying the daily periodic interest rate to the product of the "Average Daily Principal Balance" of the Account times the number of days in the billing cycle. To get the "Average Daily Principal Balance" (including current transactions), the Bank takes the beginning principal balance of your Account each day ,add any new advances and subtract any principal payments and credits. This gives the Bank the daily principal balance. Then the Bank adds up all the daily principal balances for the billing cycle and divide by the number of days in the billing cycle. This gives the Bank the "Average Daily Principal Balance". You can verify these calculations by multiplying the periodic interest rate times the average daily principal balance and multiplying that product by the number of days in the billing cycle.

        The "daily periodic interest rate" for the billing cycle will be based on Bank's Base Rate, as of the close of business on the fifteenth day (or the following business day if the fifteenth is not a business day) of the preceding month. Adjustments to the interest rate may occur as the Bank's Base Rate changes. The Bank's; Base Rate is subject to change at the discretion of the Bank. To the Bank's Base Rate, the Bank will add a margin of 0.500%. Then, the ANNUAL PERCENTAGE RATE for the billing cycle will be divided by 360 to get the "daily periodic interest rate" for the billing cycle.

SECTION 7. "EFFECTIVE DATE: FINANCE CHARGES" will accrue from the effective date of the transaction until the day we receive payment in full. The effective date for an advance made by check is the date the item is presented to us for payment; for all other advances the effective date is our processing date:

SECTION 8. FEE. a) Borrower shall pay to bank a non-refundable loan fee for the Line of Credit in the amount of Fifteen Thousand Dollars and no/100 Dollars ($15,000.00). In addition, you must pay these other charges:

N/A

        These fees and charges will be posted to your Account on the day it is opened, as your first borrowing. If you want to avoid paying interest on this initial borrowing, you may pay these fees on or before your Account opening day, which is estimated to be November 10, 1999.

        b) Research and Photocopy Fees. Except in connection with a billing error inquiry, Borrower shall pay to Bank a fee of Twenty ($20.00) per hour for any research requested or authorized by Borrower with respect to the Line of Credit and a fee of One Dollar ($1.00) per copy for any photocopies of any documents requested or authorized by Borrower with respect to the Line of Credit.

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SECTION 9. PURPOSE. Advances under the Line of Credit may be used only for short term working capital purposes in Borrower's business. advances may not be used for personal, family, or household purposes, to purchase or carry investment securities, to finance the purchase of real property or to make any long term investment.

SECTION 10. BILLING CYCLE; PAYMENT NOTICE; TOTAL DUE. As used herein, the following terms shall have the meanings set forth after each:

        a) "Billing Cycles" means the regularly recurring monthly periods established for the purpose of billing Borrower for amounts due under the Line of Credit.

        b) "Payment Notice" means the billing statement sent to Borrower by Bank approximately sixteen (16) days prior to the end of each Billing Period.

        c) "Total Due" means the amount at any time shown on any Payment Notice as the amount required to be paid by Borrower for a Billing Period, and (i) with respect to all outstanding advances under the Line of Credit, includes all interest then due, and all fees and charges assessed by Bank and (ii) with respect to any Line of Credit, (converted to a term loan or otherwise) with principal being repaid in accordance with terms specifically agreed to in writing between Bank and Borrower, the portion of the principal and interest then due.

SECTION 11. PAYMENT SCHEDULE. You agree to make minimum monthly payments equal to the sum of (a) the interest charged to your Account during the billing cycle, plus (b) any past due amount, plus (c) any amount by which your balance exceeds your established credit limit.

SECTION 12. ALTERNATE MINIMUM PAYMENT SCHEDULE. The Bank, at any time upon not less than 30 days advance written notice to you, may change the amount of your minimum monthly payments.

SECTION 13. LATE CHARGE. A late payment charge equal to 5% of each late payment may be charged on any payment not received by the Bank within 10 calender days after the payment due date, but acceptance of payment of this charge shall not waive any Default under this agreement.

SECTION 14. The Bank may pay Credit Line checks written and signed by you or other loan requests authorized by any person designated on the "Borrowers Telephone/Facsimile Authorization" form.

SECTION 15. EXPIRATION, EXPIRATION: REPAYMENT. The original term of the Line of Credit shall expire on Demand by Bank. On such date, no further Advances shall be available to Borrower and the entire outstanding principal of the Line of Credit, together with all accrued and unpaid interest thereon and fees and charges owing in connection therewith, shall be immediately due and payable in full.

SECTION 16. ACCOUNT REVIEW. From time to time, the Bank will review your Account and update the information it has concerning your financial condition. You agree to furnish the Bank with whatever information regarding your financial affairs the Bank may then request. The Bank may, at any time, seek information about your financial condition from others and may provide information about your Account to others.

SECTION 17. CANCELLATION BY BORROWER. The Line of Credit may be canceled by Borrower at any time upon written notice to Bank in accordance with the requirements for notice set forth in Section 18. Upon cancellation, the entire outstanding principal balance of the Line of Credit, together with all accrued and unpaid interest thereon and fees and charges owing in connection therewith, shall be due and immediately payable in full.

SECTION 18. FINANCIAL INFORMATION. So long as the Line of Credit remains available or any indebtedness of Borrower to Bank under the Line of Credit remains outstanding, Borrower shall provide to Bank:

        a) not later than ninety (90) days after and as of the end of each of Borrower's fiscal years, (i) a reviewed or audited financial statement in form and substance satisfactory to Bank, prepared by an independent certified public account, to include balance sheet, income statement and reconciliation of net worth, or (ii) if Borrower's annual financial statement is not a reviewed or audited financial statement prepared by an independent certified public accountant, a financial statement prepared by Borrower or other party satisfactory to Bank and in form and substance satisfactory to Bank, to include the same exhibits as required in (i), and a complete copy (including schedules) of Borrower's most recently filed federal income tax return;

        b) not later than ninety (90) days after and as of the end of each of Borrower's fiscal years, a financial statement of each guarantor of the Line of Credit, and if Borrower is a proprietorship, a financial statement from the owner of Borrower, and if Borrower is a partnership, a financial statement from each general partner and a complete copy (including schedules) of each such guarantor's, owner's or partner's most recently filed federal income tax return; and

        c) from time to time such financial and other information as bank may reasonably request.

SECTION 19.  DEFAULT; REMEDIES.

        a) Default. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

           (i) The failure to pay any principal, interest, fees or charges when due under this Agreement.

           (ii) The filing of a petition by or against a Borrower or any guarantor of the Line of Credit or any general partner in Borrower under the Bankruptcy Reform Act, Title 11 of the United States Bankruptcy Code, as amended from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any such guarantor or general partner; Borrower or any such guarantor or general partner becomes insolvent, makes a general assignment for the general partner; Borrower or any such guarantor or general partner becomes insolvent, makes a general assignment for the benefit of creditors, or is generally not paying its debts as they come due; or any attachment or like levy on any property of Borrower, any such guarantor or general partner.

           (iii) The dissolution or liquidation of any Borrower, any guarantor of the Line of Credit or any general partner in Borrower which is a corporation, partnership or any other type of entity.

           (iv) the death or incapacity of any individual borrower, any individual guarantor of the Line of Credit, or any individual general partner in Borrower.

           (v) Any changes of ownership of more than twenty-five percent (25%) of the common stock of any Borrower which is a corporation or the resignation or expulsion of any general partner with an ownership interest of twenty-five percent (25%) or more in any Borrower which is a partnership.

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           (vi)   Any violation or default of Borrower of any term or condition of this Agreement or any agreement or instrument evidencing the lien or security interest in the Collateral.

           (vii) Any default in the performance of any obligations, or any defined event of default, under any provisions of any contract or instrument pursuant to which Borrower has incurred debt or any other liability to any person or entity, including Bank.

           (viii) Any sale or transfer of all or a substantial or material part of any assets of Borrower, any guarantor of the Line of Credit or any general partner of Borrower other than in the ordinary course of business.

           (ix) Any material adverse change, as determined solely by Bank, in the financial condition of Borrower.

           (x) Any injunction (including temporary protective order and temporary restraining order), writ of attachment, writ of possession, writ of execution, judgment, tax assessment, or any involuntary lien or provisional remedy of any kind is issued, filed, recorded, served or levied against Borrower or Borrower's assets or any guarantor or their assets.

           (xi) In the event that financial statements, tax returns or other similar records are not delivered to the Bank as required by the loan documents, the Agreement and loan shall be considered in default and the Bank may, in addition to any other remedy available to the Bank, increase the interest rate to 21%. The increased rate shall be in effect until the financial statements, records and tax returns are delivered to the Bank.

        (b) Remedies. Upon the occurrence of any Event of Default while the Line of Credit remains available or any indebtedness of Borrower to Bank under the Line of Credit remains outstanding, Bank may, at its sole option, declare the entire balance of principal, interest fees and charges immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and Bank shall have the right to refuse to make any additional Advances to Borrower. Upon such declaration by Bank all unpaid principal and accrued interest shall bear interest at a rate of 21% calculated on the basis of a 360- day year. Bank shall have all other rights, powers, privileges and remedies provided by law. All rights, powers, privileges or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

SECTION 20. The undersigned acknowledge(s) that this Agreement matures upon issuance, and that the Bank, at any time, without notice, and without reason, may demand that this Agreement be immediately paid in full. The demand nature of this Agreement shall not be deemed modified by reference to a Default in this Agreement or in any agreement to a default by the undersigned or to the occurrence of any event of default (collectively an "Event of Default"). For purposes of this Agreement, to the extent there is reference to an Event of Default this reference is for the purpose or permitting the Bank to accelerate Indebtedness not on a demand basis and to receive interest at the default rate provided in the document evidencing the relevant Indebtedness. It is expressly agreed that the Bank may exercise its demand right under this Note whether or not an Event of Default has occurred. The Bank, with or without reason and without notice, may from time to time make demand for partial payments under this Agreement and these demands shall not preclude the Bank from demanding at any time that this Agreement be immediately paid in full. All payments under this Agreement shall be in immediately available United States funds, without setoff or counterclaim.

SECTION 21. NOTICES. All notices, requests and demands required under this Agreement must be in writing and shall be deemed to have been given or made when personally delivered or two (2) days after any of the same are deposited in the U.S. mail, first class and postage prepaid to the address specified below or to such other address as either party may designate by written notice to the other party.

SECTION 22. SUCCESSORS; ASSIGNS. This Agreement shall be binding on and insure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties. However, Borrower may not assign or transfer its interest or rights hereunder without prior written consent of Bank.

SECTION 23. COSTS AND ATTORNEYS' FEES. Borrower further promises to pay all costs and expenses incurred by Bank as a result of a default by Borrower, including without limitation reasonable attorneys' fees (including those incurred post judgment) and Bank personnel costs.

SECTION 24. CALIFORNIA LAW. This Agreement shall be governed by the laws of the State of California.

SECTION 25. ENTIRE AGREEMENT, AMENDMENT. This Agreement and any renewal notice represent the entire agreement between Bank and Borrower with respect to this Line of Credit and supersede all prior negotiations, communications, discussions and correspondence concerning the matters addressed herein. This Agreement may be amended or modified only by a written instrument signed by both Bank and Borrower, provided however, that the terms of this Agreement may be modified by Bank in a written notice.

SECTION 26. ACCOUNT DISCLOSURE. Borrower agrees that Bank can share any and all information relating to Borrower, Borrower's loan and Borrower's relationship with Bank's parent, affiliates, subsidiaries and any service providers.

THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTION ALONE, BUT THAT IT MAY BE WAIVED, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OR LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OF THE INDEBTEDNESS.

See Letter Agreement dated November 10, 1999.

               This Agreement is executed as of November 10, 1999.

Borrower(s):


/s/ AVI RUIMI BY MARCIA SIMON
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         ATTORNEY IN FACT
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                                             /s/
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                                             Vice President
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